Exhibit 10.4

Havoc Distribution, Inc.
7606 Kevin Drive
Dallas, Texas 75248
(214) 232-1914
(972) 733-2913 fax

ASSET PURCHASE AGREEMENT

This Contract is entered into this 26th day of January 2006 by and between Andre Nicholson and Marco Arce from Havoc Worldwide, LLC (Sellers) and Havoc Distribution, Inc. (Buyer). In light of our earlier discussions please find below the terms we have all agreed upon for the purchase of all of the assets, licenses, intellectual property, names, trademarks, marketing agreements and other assets of Havoc Worldwide including all rights to the name "Havoc" currently owned or controlled by Sellers.

1.      The Sellers shall be issued two million shares of the common stock of the Buyer which is expected to have a total of 15 million shares issued and outstanding as of the close of the transaction. Of these shares, 1,000,000 shall be issued to each of the individual sellers. If necessary, a million of the shares will be available for the acquisition of Logo Sports LLC.

2.      Sellers shall receive a one-time cash payment of $120,000 to be paid to the two individual sellers in four equal monthly installments of $15,000 to each of the individual sellers (beginning no later than 30 days from the date posted above on this agreement).

3.      In addition, the sellers shall be granted one million shares of the common stock of El Pegasu International, Inc. Of these shares, 500,000 shall be issued to each of the individual sellers.

4.      Bonus: In addition, and as a performance incentive, the Sellers shall receive a cash bonus equivalent to 10% of the net revenue per quarter paid quarterly in arrears to be divided equally between the two individual Sellers.

5.      Salary: In addition, the sellers will be paid a monthly salary of $6,000 each per month, commencing in February, with this salary increasing to $8,000 each per month within the next six months or as dictated by the performance of the company.

6.      This Contract shall be governed by the laws of the State of Texas and may be amended only by the written consent of all parties hereto.

Havoc Distribution, Inc.

/s/ Carey K. Williams
C.K. Williams, President

Accepted and Agreed by

/s/ Andre Nicholson	/s/ Marco Arce
Andre Nicholson, Owner	Marco Arce, Owner
Havoc Worldwide, LLC	Havoc Worldwide, LLC